Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Media Contact:

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Reports Earnings of $285 Million for Fourth Quarter and $1.524 Billion for Year

•      Global farm recession, weak construction-equipment markets lead to lower sales and earnings for fourth quarter and full year.

•      Sound execution and broad business lineup aid performance.

•      Efforts to establish more efficient cost structure make headway.

•      Fiscal 2017 forecast calls for earnings of $1.4 billion on slightly lower sales volumes.

MOLINE, Illinois (November 23, 2016) — Net income attributable to Deere & Company was $285.3 million, or $0.90 per share, for the fourth quarter ended October 31, compared with $351.2 million, or $1.08 per share, for the same period of 2015. For fiscal 2016, net income attributable to Deere & Company was $1.524 billion, or $4.81 per share, compared with $1.940 billion, or $5.77 per share, in 2015.

Worldwide net sales and revenues decreased 3 percent, to $6.520 billion, for the fourth quarter and were down 8 percent, to $26.644 billion, for the full year. Net sales of the equipment operations were $5.650 billion for the quarter and $23.387 billion for the year, compared with respective totals of $5.932 billion and $25.775 billion in 2015.

“John Deere has completed another successful year in spite of continuing weakness in the global agricultural and construction equipment sectors,” said Samuel R. Allen, chairman and chief executive officer. “The company in 2016 had one of its ten-best years in both sales and earnings, a noteworthy achievement in light of the difficult business climate. Deere’s performance benefited from the adept execution of its operating plans and disciplined cost management as well as the impact of a broad product portfolio. As a result, the company has remained well-positioned to serve its customers while making continued

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investments in quality and innovation that we’re confident will be supportive of growth in the future.”

Summary of Operations

Net sales of the worldwide equipment operations declined 5 percent for the quarter and 9 percent for the full year compared with the same periods in 2015. Sales included price realization of 3 percent for the quarter and 2 percent for the full year. Additionally, sales included a favorable currency-translation effect of 1 percent for the quarter and an unfavorable currency translation effect of 2 percent for the full year. Equipment net sales in the United States and Canada decreased 14 percent for the quarter and 13 percent for the full year. Outside the U.S. and Canada, net sales increased 11 percent for the quarter and were down 3 percent for the full year, with a favorable currency-translation effect of 3 percent for the quarter and an unfavorable currency-translation effect of 4 percent for the year.

Deere’s equipment operations reported operating profit of $354 million for the quarter and $1.880 billion for the full year, compared with $335 million and $2.177 billion in 2015. The improvement for the quarter was primarily driven by price realization, partially offset by lower shipment volumes, an impairment charge for international construction and forestry operations, and higher production costs. Results were down for the year primarily on account of reduced shipment volumes, the unfavorable effects of foreign-currency exchange and a less-favorable product mix, partially offset by price realization, lower production costs and lower selling, administrative and general expenses. Full-year results also benefited from a gain on the sale of a partial interest in the unconsolidated affiliate SiteOne Landscape Supply, Inc.

Net income of the company’s equipment operations was $185 million for the fourth quarter and $1.058 billion for the year, compared with $200 million and $1.308 billion for the corresponding periods in 2015. In addition to the operating factors mentioned above, a higher effective tax rate in 2016 reduced both quarterly and annual results.

Financial services reported net income attributable to Deere & Company of $109.8 million for the quarter and $467.6 million for the year compared with $153.0 million and $632.9 million in 2015. The decline for both periods was primarily due to less-favorable financing spreads, higher losses on lease residual values and a higher provision for credit losses. Additionally, full-year results in 2015 benefited from a gain on the sale of the crop insurance business.

Deere Announces Fourth-Quarter Earnings	6

Company Outlook & Summary

Company equipment sales are projected to decrease about 1 percent for fiscal 2017 and be down about 4 percent for the first quarter compared with the same periods of 2016. Included in the forecast is a positive foreign-currency translation effect of about 1 percent for the year and about 2 percent for the first quarter. Net sales and revenues are projected to decrease about 1 percent for fiscal 2017, while net income attributable to Deere & Company is anticipated to be about $1.4 billion.

During the fourth quarter of 2016, the company announced voluntary employee-separation programs as part of its effort to reduce operating costs. The expense of these programs is recorded in the period in which employees accept their separation offer. Total pretax expenses related to the programs are estimated to be $116 million, of which $11 million was recorded in the fourth quarter of 2016, and $105 million will be recorded in the first quarter of 2017. Savings from the separation programs are expected to be approximately $75 million in 2017.

“Our forecast continues to represent a standard of performance that is considerably higher than in earlier downturns,” Allen said. “This illustrates our ongoing success developing a more durable business model and a wider range of revenue sources. At the same time, we are driving further efficiency gains and have confidence we can deliver structural cost reductions of at least $500 million by the end of 2018.”

Allen reaffirmed his view that the future is quite promising for the company and its stakeholders. “John Deere remains in a strong position to carry out its growth plans and attract new customers throughout the world,” he said. “Thanks to the commitment of employees, dealers and suppliers, our plans for helping meet the world’s increasing need for food, shelter and infrastructure are making solid progress. We remain confident in the company’s present direction and believe Deere will provide significant value to its customers and investors in the future.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales fell 5 percent for the quarter and 7 percent for the year due to lower shipment volumes, partially offset by the favorable effects of currency translation for the quarter and unfavorable currency effects for the year. Both periods benefited from price realization.

Operating profit was $371 million for the quarter and $1.700 billion for the year, compared with $271 million and $1.649 billion, respectively, in 2015. The quarter’s

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improvement was mainly driven by price realization, partially offset by lower shipment volumes. Results were higher for the year primarily due to price realization, lower production costs, and lower selling, administrative and general expenses, partially offset by lower shipment volumes, unfavorable effects of foreign-currency exchange and a less favorable product mix. Full-year results benefited from a gain on the sale of a partial interest in the unconsolidated affiliate SiteOne Landscape Supply, Inc.

Construction & Forestry. Construction and forestry sales decreased 5 percent for the quarter and 18 percent for the year, largely as a result of lower shipment volumes and higher sales-incentive costs.

The division had an operating loss of $17 million for the quarter and operating profit of $180 million for the year. This compared with operating profit of $64 million and $528 million for the periods in 2015. Lower results for the quarter were mainly attributable to higher sales-incentive expenses, an impairment charge for international operations and higher production costs. Full-year results decreased primarily due to lower shipment volumes and higher sales-incentive costs, partially offset by a reduction in both selling, administrative and general expenses and production costs.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to decrease by about 1 percent for fiscal-year 2017, including a positive currency-translation effect of about 1 percent. Industry sales for agricultural equipment in the U.S. and Canada are forecast to be down 5 to 10 percent for 2017. The decline, which reflects the continuing impact of low commodity prices and weak farm incomes, is expected to be felt in the sale of both large and small models of equipment.

Full-year 2017 industry sales in the EU28 member nations are forecast to be down about 5 percent, with the decline attributable to low commodity prices and farm incomes. South American industry sales of tractors and combines are projected to be up about 15 percent as a result of improving economic and political conditions in Brazil and Argentina. Asian sales are projected to be flat to up slightly, benefiting from higher sales in India.

Industry sales of turf and utility equipment in the U.S. and Canada are expected to be about flat for 2017, with Deere sales outpacing the industry.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to be up about 1 percent for 2017, including a positive currency-translation effect of about 1 percent. The forecast reflects the impact of generally slow

Deere Announces Fourth-Quarter Earnings	8

economic growth worldwide. In forestry, global industry sales are expected to be about the same as in 2016 with some moderation in the North American market.

Financial Services. Fiscal-year 2017 net income attributable to Deere & Company for the financial services operations is expected to be approximately $480 million. The outlook reflects lower losses on lease residual values, partially offset by less-favorable financing spreads and an increased provision for credit losses.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Net income attributable to JDCC was $81.7 million for the fourth quarter and $341.6 million for the full year, compared with $121.8 million and $498.2 million for the respective periods in 2015. The decline for the quarter and the full year was primarily due to less-favorable financing spreads, higher losses on lease residual values and a higher provision for credit losses.

Net receivables and leases financed by JDCC were $31.999 billion at October 31, 2016, compared with $32.592 billion last year.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, and trends involve factors that are subject to change, and risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the factors that affect farmers’ confidence and financial condition.  These factors include demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of

Deere Announces Fourth-Quarter Earnings	9

governments, changes in government farm programs and policies, international reaction to such programs, changes in environmental regulations and their impact on farming practices; changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

Consumer spending patterns, real estate and housing prices, the number of housing starts, interest rates and the levels of public and non-residential construction are important to sales and results of the company’s construction and forestry equipment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its results are affected by general economic conditions in the global markets and industries in which the company operates; customer confidence in general economic conditions; government spending and taxing; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; inflation and deflation rates; changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts; natural disasters; and the spread of major epidemics.

Significant changes in market liquidity conditions, changes in the company’s credit ratings and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions, borrowing and repayment practices, and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

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The potential withdrawal of the United Kingdom from the European Union and the perceptions as to the impact of the withdrawal may adversely affect business activity, political stability and economic conditions in the United Kingdom, the European Union and elsewhere. The economic conditions and outlook could be further adversely affected by (i) the uncertainty concerning the timing and terms of the exit, (ii) new or modified trading arrangements between the United Kingdom and other countries, (iii) the risk that one or more other European Union countries could come under increasing pressure to leave the European Union, or (iv) the risk that the euro as the single currency of the Eurozone could cease to exist. Any of these developments, or the perception that any of these developments are likely to occur, could affect economic growth or business activity in the United Kingdom or the European Union, and could result in the relocation of businesses, cause business interruptions, lead to economic recession or depression, and impact the stability of the financial markets, availability of credit, currency exchange rates, interest rates, financial institutions, and political, financial and monetary systems. Any of these developments could affect our businesses, liquidity, results of operations and financial position.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors; actions by central banks; actions by financial and securities regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes to GPS radio frequency bands or their permitted uses; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers to comply with laws, regulations and company policy

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pertaining to employment, human rights, health, safety, the environment and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and products; the success of new product initiatives; changes in customer product preferences and sales mix; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; changes in demand and pricing for used equipment; labor relations and contracts; acquisitions and divestitures of businesses; the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems; security breaches and other disruptions to the company’s and suppliers’ information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases; changes in the level and funding of employee retirement benefits; changes in market values of investment assets, compensation, retirement, discount and mortality rates which impact retirement benefit costs; and significant changes in health care costs.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, and to fund operations, costs, and purchases of the company’s products.  If general economic conditions deteriorate or capital markets become more volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

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Fourth Quarter 2016 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended			Twelve Months Ended
	October 31			October 31
			%			%
	2016	2015	Change	2016	2015	Change
Net sales and revenues:
Agriculture and turf	$4,441	$4,656	-5	$18,487	$19,812	-7
Construction and forestry	1,209	1,276	-5	4,900	5,963	-18
Total net sales	5,650	5,932	-5	23,387	25,775	-9
Financial services	740	654	+13	2,694	2,591	+4
Other revenues	130	129	+1	563	497	+13
Total net sales and revenues	$6,520	$6,715	-3	$26,644	$28,863	-8

Operating profit: *
Agriculture and turf	$371	$271	+37	$1,700	$1,649	+3
Construction and forestry	(17)	64		180	528	-66
Financial services	164	226	-27	709	963	-26
Total operating profit	518	561	-8	2,589	3,140	-18
Reconciling items **	(93)	(105)	-11	(365)	(360)	+1
Income taxes	(140)	(105)	+33	(700)	(840)	-17
Net income attributable to Deere & Company	$285	$351	-19	$1,524	$1,940	-21

*                      Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**               Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended October 31, 2016 and 2015

(In millions of dollars and shares except per share amounts) Unaudited

	2016	2015
Net Sales and Revenues
Net sales	$5,650.1	$5,932.0
Finance and interest income	662.2	614.5
Other income	207.4	168.9
Total	6,519.7	6,715.4

Costs and Expenses
Cost of sales	4,383.5	4,670.4
Research and development expenses	386.0	404.0
Selling, administrative and general expenses	747.1	719.1
Interest expense	198.8	162.9
Other operating expenses	369.9	302.0
Total	6,085.3	6,258.4

Income of Consolidated Group before Income Taxes	434.4	457.0
Provision for income taxes	140.2	104.5
Income of Consolidated Group	294.2	352.5
Equity in loss of unconsolidated affiliates	(9.8)	(.9)
Net Income	284.4	351.6
Less: Net income (loss) attributable to noncontrolling interests	(.9)	.4
Net Income Attributable to Deere & Company	$285.3	$351.2

Per Share Data
Basic	$.91	$1.09
Diluted	$.90	$1.08

Average Shares Outstanding
Basic	314.6	323.0
Diluted	316.2	324.6

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Years Ended October 31, 2016 and 2015

(In millions of dollars and shares except per share amounts) Unaudited

	2016	2015
Net Sales and Revenues
Net sales	$23,387.3	$25,775.2
Finance and interest income	2,511.2	2,381.1
Other income	745.5	706.5
Total	26,644.0	28,862.8

Costs and Expenses
Cost of sales	18,248.9	20,143.2
Research and development expenses	1,389.1	1,425.1
Selling, administrative and general expenses	2,763.7	2,873.3
Interest expense	763.7	680.0
Other operating expenses	1,254.6	961.1
Total	24,420.0	26,082.7

Income of Consolidated Group before Income Taxes	2,224.0	2,780.1
Provision for income taxes	700.1	840.1
Income of Consolidated Group	1,523.9	1,940.0
Equity in income (loss) of unconsolidated affiliates	(2.4)	.9
Net Income	1,521.5	1,940.9
Less: Net income (loss) attributable to noncontrolling interests	(2.4)	.9
Net Income Attributable to Deere & Company	$1,523.9	$1,940.0

Per Share Data
Basic	$4.83	$5.81
Diluted	$4.81	$5.77

Average Shares Outstanding
Basic	315.2	333.6
Diluted	316.6	336.0

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

As of October 31, 2016 and 2015

(In millions of dollars) Unaudited

	2016	2015
Assets
Cash and cash equivalents	$4,335.8	$4,162.2
Marketable securities	453.5	437.4
Receivables from unconsolidated affiliates	16.5	33.3
Trade accounts and notes receivable - net	3,011.3	3,051.1
Financing receivables - net	23,702.3	24,809.0
Financing receivables securitized - net	5,126.5	4,834.6
Other receivables	1,018.5	991.2
Equipment on operating leases - net	5,901.5	4,970.4
Inventories	3,340.5	3,817.0
Property and equipment - net	5,170.6	5,181.5
Investments in unconsolidated affiliates	232.6	303.5
Goodwill	815.7	726.0
Other intangible assets - net	104.1	63.6
Retirement benefits	93.6	215.6
Deferred income taxes	2,964.4	2,767.3
Other assets	1,694.0	1,583.9
Total Assets	$57,981.4	$57,947.6

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$6,912.2	$8,426.6
Short-term securitization borrowings	5,002.5	4,590.0
Payables to unconsolidated affiliates	81.6	80.6
Accounts payable and accrued expenses	7,240.1	7,311.5
Deferred income taxes	166.0	160.8
Long-term borrowings	23,759.7	23,832.8
Retirement benefits and other liabilities	8,274.5	6,787.7
Total liabilities	51,436.6	51,190.0

Redeemable noncontrolling interest	14.0

Stockholders’ Equity
Total Deere & Company stockholders’ equity	6,520.0	6,743.4
Noncontrolling interests	10.8	14.2
Total stockholders’ equity	6,530.8	6,757.6
Total Liabilities and Stockholders’ Equity	$57,981.4	$57,947.6

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Years Ended October 31, 2016 and 2015

(In millions of dollars) Unaudited

	2016	2015
Cash Flows from Operating Activities
Net income	$1,521.5	$1,940.9
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	94.3	55.4
Provision for depreciation and amortization	1,559.8	1,382.4
Impairment charges	85.1	34.8
Share-based compensation expense	56.1	66.1
Undistributed earnings of unconsolidated affiliates	(1.9)	(1.0)
Provision (credit) for deferred income taxes	282.7	(18.4)
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	335.2	811.6
Insurance receivables		333.4
Inventories	(106.1)	(691.4)
Accounts payable and accrued expenses	(155.2)	(503.6)
Accrued income taxes payable/receivable	1.6	(137.6)
Retirement benefits	238.6	427.5
Other	(147.4)	40.2
Net cash provided by operating activities	3,764.3	3,740.3

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	14,611.4	14,919.7
Proceeds from maturities and sales of marketable securities	169.4	860.7
Proceeds from sales of equipment on operating leases	1,256.2	1,049.4
Proceeds from sales of business and unconsolidated affiliates, net of cash sold	81.1	149.2
Cost of receivables acquired (excluding receivables related to sales)	(13,954.5)	(14,996.5)
Purchases of marketable securities	(171.2)	(154.9)
Purchases of property and equipment	(644.4)	(694.0)
Cost of equipment on operating leases acquired	(2,310.7)	(2,132.1)
Acquisitions of businesses, net of cash acquired	(198.5)
Other	(16.0)	(60.2)
Net cash used for investing activities	(1,177.2)	(1,058.7)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	(1,213.6)	501.6
Proceeds from long-term borrowings	5,070.7	5,711.0
Payments of long-term borrowings	(5,267.6)	(4,863.2)
Proceeds from issuance of common stock	36.0	172.1
Repurchases of common stock	(205.4)	(2,770.7)
Dividends paid	(761.3)	(816.3)
Excess tax benefits from share-based compensation	5.4	18.5
Other	(64.7)	(72.1)
Net cash used for financing activities	(2,400.5)	(2,119.1)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(13.0)	(187.3)

Net Increase in Cash and Cash Equivalents	173.6	375.2
Cash and Cash Equivalents at Beginning of Year	4,162.2	3,787.0
Cash and Cash Equivalents at End of Year	$4,335.8	$4,162.2

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)         In May 2016, the Company received a distribution of $60 million from SiteOne Landscapes Supply, Inc. (SiteOne) that reduced the Company’s investment in unconsolidated affiliates. The distribution included $4 million of a return on investment, which is shown in the statement of consolidated cash flows in undistributed earnings of unconsolidated affiliates in net cash provided by operating activities, and $56 million of a return of investment shown in other cash flows from investing activities. In May 2016, the Company also sold approximately 30 percent of its interest in SiteOne in an initial public offering and terminated a service agreement resulting in gross proceeds of approximately $81 million with a total gain of $75 million pretax or $47 million after-tax. The gain is recorded in other income. The Company retained approximately a 24 percent ownership interest in SiteOne.

(2)         Dividends declared and paid on a per share basis were as follows:

	Three Months Ended		Twelve Months Ended
	October 31		October 31
	2016	2015	2016	2015

Dividends declared	$.60	$.60	$2.40	$2.40
Dividends paid	$.60	$.60	$2.40	$2.40

(3)         The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(4)         The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 5 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(5) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME

For the Three Months Ended October 31, 2016 and 2015

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2016	2015	2016	2015
Net Sales and Revenues
Net sales	$5,650.1	$5,932.0
Finance and interest income	15.3	18.2	$701.2	$656.1
Other income	156.7	151.7	85.1	57.5
Total	5,822.1	6,101.9	786.3	713.6

Costs and Expenses
Cost of sales	4,384.1	4,671.0
Research and development expenses	386.0	404.0
Selling, administrative and general expenses	619.9	599.6	128.8	120.5
Interest expense	54.8	64.8	149.8	109.0
Interest compensation to Financial Services	48.4	48.8
Other operating expenses	57.6	82.5	344.6	258.3
Total	5,550.8	5,870.7	623.2	487.8

Income of Consolidated Group before Income Taxes	271.3	231.2	163.1	225.8
Provision for income taxes	86.4	31.4	53.8	73.1
Income of Consolidated Group	184.9	199.8	109.3	152.7

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	109.8	153.0	.5	.3
Other	(10.3)	(1.2)
Total	99.5	151.8	.5	.3
Net Income	284.4	351.6	109.8	153.0
Less: Net income (loss) attributable to noncontrolling interests	(.9)	.4
Net Income Attributable to Deere & Company	$285.3	$351.2	$109.8	$153.0

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME

For the Years Ended October 31, 2016 and 2015

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2016	2015	2016	2015
Net Sales and Revenues
Net sales	$23,387.3	$25,775.2
Finance and interest income	61.1	77.0	$2,690.1	$2,557.0
Other income	653.7	602.7	229.0	258.9
Total	24,102.1	26,454.9	2,919.1	2,815.9

Costs and Expenses
Cost of sales	18,250.8	20,145.2
Research and development expenses	1,389.1	1,425.1
Selling, administrative and general expenses	2,262.5	2,393.8	508.5	487.3
Interest expense	250.5	272.8	536.5	455.0
Interest compensation to Financial Services	216.6	204.8
Other operating expenses	215.7	195.0	1,167.0	911.7
Total	22,585.2	24,636.7	2,212.0	1,854.0

Income of Consolidated Group before Income Taxes	1,516.9	1,818.2	707.1	961.9
Provision for income taxes	459.0	509.9	241.1	330.2
Income of Consolidated Group	1,057.9	1,308.3	466.0	631.7

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	467.6	632.9	1.6	1.2
Other	(4.0)	(.3)
Total	463.6	632.6	1.6	1.2
Net Income	1,521.5	1,940.9	467.6	632.9
Less: Net income (loss) attributable to noncontrolling interests	(2.4)	.9
Net Income Attributable to Deere & Company	$1,523.9	$1,940.0	$467.6	$632.9

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

As of October 31, 2016 and 2015

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2016	2015	2016	2015
Assets
Cash and cash equivalents	$3,140.5	$2,900.0	$1,195.3	$1,262.2
Marketable securities	34.2	47.7	419.3	389.7
Receivables from unconsolidated subsidiaries and affiliates	3,150.1	2,428.7
Trade accounts and notes receivable - net	654.2	485.2	3,370.5	3,553.1
Financing receivables - net	.4	.9	23,701.9	24,808.1
Financing receivables securitized - net			5,126.5	4,834.6
Other receivables	855.4	849.5	164.0	152.9
Equipment on operating leases - net			5,901.5	4,970.4
Inventories	3,340.5	3,817.0
Property and equipment - net	5,118.5	5,126.2	52.1	55.3
Investments in unconsolidated subsidiaries and affiliates	4,697.0	4,817.6	11.9	10.5
Goodwill	815.7	726.0
Other intangible assets - net	104.1	63.6
Retirement benefits	93.6	211.9	20.5	25.0
Deferred income taxes	3,556.0	3,092.0	75.5	67.9
Other assets	855.8	807.3	840.1	779.1
Total Assets	$26,416.0	$25,373.6	$40,879.1	$40,908.8

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$249.0	$464.3	$6,663.2	$7,962.3
Short-term securitization borrowings			5,002.5	4,590.0
Payables to unconsolidated subsidiaries and affiliates	81.5	80.6	3,133.6	2,395.4
Accounts payable and accrued expenses	6,661.2	6,801.2	1,595.2	1,511.2
Deferred income taxes	87.3	86.8	745.9	466.6
Long-term borrowings	4,586.2	4,460.6	19,173.5	19,372.2
Retirement benefits and other liabilities	8,206.0	6,722.5	89.0	86.4
Total liabilities	19,871.2	18,616.0	36,402.9	36,384.1

Redeemable noncontrolling interest	14.0

Stockholders’ Equity
Total Deere & Company stockholders’ equity	6,520.0	6,743.4	4,476.2	4,524.7
Noncontrolling interests	10.8	14.2
Total stockholders’ equity	6,530.8	6,757.6	4,476.2	4,524.7
Total Liabilities and Stockholders’ Equity	$26,416.0	$25,373.6	$40,879.1	$40,908.8

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Years Ended October 31, 2016 and 2015

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2016	2015	2016	2015
Cash Flows from Operating Activities
Net income	$1,521.5	$1,940.9	$467.6	$632.9
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for credit losses	8.2	5.5	86.1	49.9
Provision for depreciation and amortization	803.4	791.8	846.7	688.5
Impairment charges	25.4	15.3	59.7	19.5
Undistributed earnings of unconsolidated subsidiaries and affiliates	94.0	46.6	(1.5)	(1.0)
Provision (credit) for deferred income taxes	13.2	(139.8)	269.5	121.4
Changes in assets and liabilities:
Trade receivables	(175.3)	113.4
Insurance receivables				333.4
Inventories	578.4	(17.0)
Accounts payable and accrued expenses	(169.6)	(253.8)	40.6	(245.4)
Accrued income taxes payable/receivable	12.8	(133.0)	(11.2)	(4.6)
Retirement benefits	232.4	414.3	6.2	13.2
Other	(38.0)	271.1	97.1	(25.7)
Net cash provided by operating activities	2,906.4	3,055.3	1,860.8	1,582.1

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			15,831.4	16,266.1
Proceeds from maturities and sales of marketable securities	81.9	700.1	87.5	160.6
Proceeds from sales of equipment on operating leases			1,256.2	1,049.4
Proceeds from sales of business and unconsolidated affiliates, net of cash sold	81.1			149.2
Cost of receivables acquired (excluding trade and wholesale)			(15,168.2)	(16,327.8)
Purchases of marketable securities	(59.4)	(60.0)	(111.8)	(94.9)
Purchases of property and equipment	(641.8)	(688.1)	(2.6)	(5.9)
Cost of equipment on operating leases acquired			(3,235.7)	(3,043.6)
Increase in investment in Financial Services	(28.2)	(27.4)
Decrease in trade and wholesale receivables			492.5	657.0
Acquisitions of businesses, net of cash acquired	(198.5)
Other	(55.2)	6.8	24.6	(45.1)
Net cash used for investing activities	(820.1)	(68.6)	(826.1)	(1,235.0)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	(207.2)	211.9	(1,006.4)	289.7
Change in intercompany receivables/payables	(756.0)	928.6	756.0	(928.6)
Proceeds from long-term borrowings	173.4	6.2	4,897.3	5,704.8
Payments of long-term borrowings	(72.8)	(214.2)	(5,194.8)	(4,649.0)
Proceeds from issuance of common stock	36.0	172.1
Repurchases of common stock	(205.4)	(2,770.7)
Capital investment from Equipment Operations			28.2	27.4
Dividends paid	(761.3)	(816.3)	(562.1)	(679.6)
Excess tax benefits from share-based compensation	5.4	18.5
Other	(36.7)	(45.4)	(28.0)	(26.7)
Net cash used for financing activities	(1,824.6)	(2,509.3)	(1,109.8)	(262.0)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(21.2)	(146.6)	8.2	(40.7)

Net Increase (Decrease) in Cash and Cash Equivalents	240.5	330.8	(66.9)	44.4
Cash and Cash Equivalents at Beginning of Year	2,900.0	2,569.2	1,262.2	1,217.8
Cash and Cash Equivalents at End of Year	$3,140.5	$2,900.0	$1,195.3	$1,262.2

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.